Exhibit 99.29

NTR METALS, LLC

SECOND AMENDMENT TO STOCK AGREEM ENT

March 31, 2013

This Second Amendment to Stock Agreement (this “ Second Amendment”) is made and entered into as of the date set forth above, by and among NTR Metals, LLC (the “Company”) and James J. Vierling (“ Vierling”). Capitalized terms used but not defined here in have the meaning assigned to them in the Stock Agreement (as defined below).

RECITALS

WHEREAS, the undersigned entered into that certain Stock Agreement, dated as of September 9, 2011 , by and between the Company and Vierling (the “Stock Agreement”), pursuant to which the Company agreed, upon Vierling’s request prior to December 31, 201 2, to transfer to Vierling 375,000 shares of Guarantee Stock in exchange for the assignment and transfer by Vierling to the Company of (a) the 147,000 shares of Vierling Merger Stock and (b) any Option Stock received by Vi erling; and

WHEREAS, Vi erling and the Company previously amended the terms of the Stock Agreement pursuant to an Amendment To Stock Agreement dated October 31, 2012 (the “ First Amendment”); and

WHEREAS, the Stock Agreement has not been exercised by Vierling and remains in effect; and

WHEREAS, pursuant to this Second Amendment, Vierling and the Company are further amending the terms of the Stock Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements he rein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

1. Extension. Section 1 of the Stock Agreement is hereby further amended so that the reference to “December 31, 201 2” is changed to “August 1, 2013”.

2. Authority. Each party hereto represents and warrants that it had and has all necessary authority and legal capacity to enter into the Stock Agreement and this Agreement.

3. Choice of Law. The Stock Agreement, First Amendment and this Second Amendment are to be construed according to the laws of the State of Texas, excepting any conflict-of-laws rules or principles.

4. Integration of Contract. The Stock Agreement, as amended by the First Amendment and this Second Amendment, constitutes the full understanding of the parties, and no terms, conditions, understandings or agreements purporting to modify or vary the terms of the Stock Agreement, First Amendment or this Second Amendment shall be binding unless hereafter made in writing and signed by the party to be bound.

5. Counterparts. This Second Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS HEREOF, the undersigned have executed this Second Amendment on the date first appearing above.

NTR METALS, LLC

By:	/s/ John Loftus
Name: John Loftus
Title: Authorized Signatory

/s/ James J. Vierling
James J. Vierling

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